AGREEMENT

This agreement is made this day the August 23 2001 between Sonic Jet Performance, Inc. referred to as "SJP Inc." and Encore Capital Management, LLC., JNC Opportunity Fund, Ltd. and JNC Strategic Fund, Ltd. collectively referred to as "FUND".

This agreement will supersede in totality the term sheets dated 6/8/2001, 6/15/2001 and 6/19/2001 between Capital Investment Group, LLC., SJP Inc. and FUND in its entirety to the following final term Sheet.

1. JNC Opportunity Fund Ltd. Notes Payable with Interest accrued as of December 31, 2000 converted to 2,455,759 shares. Share certificates has been issued to this effect and accepted by FUND.

2. JNC Strategic Fund Ltd. : Preferred Stock with Interest accrued as of December 31, 2000 converted to 1,731,449 shares. Share certificate has been issued to this effect and accepted by FUND.

3.   Warrants on the above debts is canceled and void.

4. UCC1 will stay in effect until the date on which the contingency is satisfied.

5. All the loan agreements between JNC Opportunity Fund Ltd. and Sonic Jet Performance, Inc. dated November 24, 1999 and after and not limited to all prior agreements and amendments are canceled and is superseded by this term sheet. All the promissory notes issued with respect to the above loans and agreements are canceled and void.

6. SJP Inc. will do its best to raise $500,000 for working capital with in twelve months from the date of signing of this agreement (with an optional extension of six months if it is needed).

7. In case SIP Inc. shall fail to raise $500,000 in working capital pursuant to Section 6 hereof by the twelve month agreement (with an optional extension of six months if it is needed) anniversary of this Agreement, each Investor shall have the right to require the Company to: (i) exchange the shares of Common Stock it received from the Company pursuant to Section 1 hereof and then held by it for a secured convertible note, in the form of the note described in Section 1, in the aggregate principal amount of $2,836,395 plus all accrued interest to the date of exchange (it being understood that such principal amount shall be reduced on a pro-rata basis if such Investor tenders less than all of the shares of Common Stock it received pursuant to Section 1 hereof for exchange pursuant to this subsection), (ii) exchange the shares of Common Stock it received from the Company pursuant to Section 2 hereof and then held by it for 1,600 shares of Preferred Stock plus all accrued dividends up to the date of the exchange (it being understood that such number of shares of Preferred Stock shall be reduced on a pro-rata basis if such Investor tenders less than all of the shares of Common Stock it received pursuant to Section 2 hereof for exchange pursuant to this subsection) and (iii) reissue to it a warrant in the form of the Warrant canceled pursuant to Section 3 to purchase [\] of the aggregate number of shares of Common Stock exchanged pursuant to subsection (i) and (ii) of this Section.

Agreed by :
James Q. Chau              : _____________________________________________
Director                     JNC Strategic Fund Ltd.: JNC Opportunity Fund Ltd.

Qui Nguyen                 : ________________________________________________
Vice President               Encore Capital Management


Albert Mardikian           : _____________________________________________
Interim CEO                  Sonic Jet Performance, Inc.

Madhava Rao Mankal         : _____________________________________________
Secretary/CFO                Sonic Jet Performance, Inc.